QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

AGREEMENT

        This Agreement (the "Agreement") is entered into by and between The Sports Authority, Inc. (the "Company") and Martin E. Hanaka (the "Executive") and is effective as of December 30, 2003 (the "Effective Date"). Any prior agreement between the Company and the Executive regarding the termination of the Executive's employment with the Company is void ab initio.

        In consideration of the promises set forth in the Agreement, the Executive and the Company (the "Parties") hereby agree as follows:

1.     Entire Agreement.

        The Agreement, and the "Consulting Agreement" (as defined below) attached hereto as Exhibit A, is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement between the Parties, dated as of August 4, 2003 (the "Employment Agreement"); provided that no rights or obligations established under any such superseded agreement and specifically preserved by the Agreement are extinguished. Other than the Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Executive and the Company that survive the Agreement. The Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2.     Cessation of Employment.

        The Executive and the Company hereby mutually agree that Executive's employment with the Company and any of its affiliates or subsidiaries (collectively, the "Company Group"), shall cease as of December 31, 2003 (the "Termination Date") at 11:59:59 p.m. (the "Termination Time"); provided, however, that until August 3, 2006, the Company shall cause the Executive to be nominated, and, if elected by the Company's shareholders, the Executive shall serve as a member of the Board of Directors of the Company (the "Board") and shall serve as Chairman of the Board, for so long as he is elected to such position. Simultaneous with the execution of this Agreement, the Company and the Executive, have executed the consulting agreement attached hereto as Exhibit A (the "Consulting Agreement"), pursuant to which the Executive has agreed to render services to the Company and the Company has agreed to engage the Executive as a consultant upon and immediately following the Termination Time, such that the period during which Consultant is "in the employ of, or providing services to, the Company" as contemplated in The Sports Authority, Inc., 2000 Stock Option and Stock Award Plan shall be deemed to be continuous and with no interruption. Notwithstanding the above, during the Consulting Period (as defined in the Consulting Agreement), the Executive shall not receive compensation for his service on the Board; provided, however, that if the Executive serves on the Board after the end of the Consulting Period, he shall receive compensation identical to those other non-employee directors serving on the Board at such time.

3.     Entitlements.

        Subject to the Executive's not having revoked the Agreement in accordance with Section 7E below, the Company shall provide the Executive the following post-termination payments and benefits:

        A. The Executive's Base Salary (as defined in the Employment Agreement) for the period ending on the Termination Date in accordance with the Company's regular payroll procedures plus a single lump sum payment of $2,872,500, less the total amount of base salary earned by the Executive under the Employment Agreement since August 4, 2003. In addition, the Executive shall receive, pursuant to Section 9 of the Company's 2003 Long Term Incentive Compensation Plan, Company stock having a value of $1,000,000 based on the closing price of a share of the Company's common stock on the day immediately preceding the Effective Date. The Executive shall also be fully vested as of the Termination Date in all outstanding long-term incentive awards (whether based in equity or cash, and specifically including but not limited to stock options and restricted stock) then held by him. Any stock options granted pursuant to the Company's 2003 Long Term Incentive Compensation Plan held by the Executive which are vested as of the Termination Date (whether or not by virtue of the preceding sentence) shall remain exercisable until August 4, 2006. All other stock options held by the Executive shall terminate in accordance with their respective terms.

        B. All unreimbursed expenses incurred by the Executive (i) which have been submitted to the Company but not paid as of the Termination Date and (ii) which have not been submitted by the Termination Date, in either case in accordance with the expense reimbursement policy of the Company. In addition, the Company shall also reimburse the Executive for reasonable legal fees incurred in connection with the ongoing negotiation and review of the terms of this Agreement.

        C. As of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to all benefits accrued up to the Termination Date, to the extent vested under all employee benefit plans of the Company, in accordance with the terms of such plans. Notwithstanding the foregoing, the Executive shall continue (i) to receive the executive perquisites as may be provided to the Chief Executive Officer of the Company (the "CEO") (including but not limited to the use of a Company-provided automobile of a type similar to that being provided to the CEO and all operating and insurance costs related thereto, and a discount card allowing the Executive to purchase items from the Company's retail stores at cost plus 10%); (ii) to be reimbursed for attendance at industry events and professional sporting events, including, on a reasonable basis the Super Bowl, the NCAA Final Four and the professional All-Star games; and (iii) to be eligible to participate, at the Company's expense, in the Company's health, life insurance, long and short term disability, dental, retirement and medical programs, if any, in which he was participating immediately prior to Termination Date, in each case until the day immediately prior to the third anniversary of August 4, 2003; provided, that the Company may fulfill this obligation to the extent allowed by applicable law by paying the Executive's premiums under COBRA, and the Executive shall timely elect COBRA coverage if so requested by the Company.

        D. For so long as the Executive is Chairman of the Board, the Company shall (i) continue paying for the cost of the office space and conference facilities in Broward County, Florida which he occupied immediately preceding the Effective Date, and (ii) retain for the Executive the secretarial support he had immediately preceding the Effective Date.

        The payments and property described in clauses A and B above and the medical coverage described in clause C above shall be made and provided on the business day immediately following the expiration of the seven-day revocation period described in Section 7E below; provided, that the Executive has not revoked the Agreement during such period.

4.     Confidentiality.

        A. The Executive acknowledges and agrees that he shall not, following the Termination Date, without the written consent of the CEO, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of the Board or any other officer thereof to a third party without restrictions on the disclosure of such information.

        B. The Executive hereby further agrees that he will not, directly or indirectly, after the Termination Date, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations.

        C. The existence of and the terms and conditions of the Agreement shall be held confidential by the Parties hereto, except for disclosure (i) by the Company to its legal, actuarial and accounting advisors, (ii) by the Executive to his legal and financial advisors and immediate family members, (iii) by either Party if required by order of a court or other body having jurisdiction over such matter, or otherwise as required under the securities law, and (iv) by either Party with the written consent of the other. Notwithstanding the foregoing, nothing in the Agreement shall prevent the Executive from (x) using on his own behalf or any future employer's behalf, his general knowledge or experience in any area of professional activity, whether or not involving the Executive's service with the Company or (y) referring to his performance of services with the Company as descriptive of his ability or qualification for employment or engagement by any other entity.

        D. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; providedthat this sentence shall not permit any person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.

5.     Restrictive Covenants.

        A. The Executive hereby agrees that he shall not, (i) for a period of two years following the end of the Consulting Period (as defined in the Consulting Agreement), for any reason directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any retailer of sporting goods, athletic footwear or athletic apparel which sells in the United States through any retail channel, including without limitation, stores, catalogs, direct mail, the Internet, and commercial and/or institutional sales (unless (1) the sporting goods, athletic footwear and athletic apparel sold by such retailer constitute less than 50% of the total sales by such retailer and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination, or (2) such retailer had sales totaling less than $300,000,000 during the fiscal year of the Company immediately preceding the year of such termination and, in the case of a retailer, had less than twenty (20) retail outlets in the United States at the end of such fiscal year, or (3) the classes of products sold by such retailer constitute less than 10% of the total sales by the Company Group and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination).

        B. The Executive agrees that he will not directly or indirectly solicit or hire or encourage the solicitation or hiring of any person (other than Sheila Otto) who was an employee of the Company at any time on or after the Termination Date (unless more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring).

6.     Cooperation.

        A. The Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following the Termination Date. The Executive further agrees that he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and to pay the Executive reasonable compensation for his time based on a daily rate of $5,000, and (ii) any such assistance may not unreasonably interfere with the Executive's then current employment.

7.     Acknowledgment and Release.

        A. In consideration of the Company's execution of the Agreement, and except with respect to the Company's obligations arising under or preserved in the Agreement, the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive's employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group (collectively, the "Releasees"), including, without limitation, any claim for any severance benefit which but for the Agreement might have been due the Executive under any previous agreement executed by and between any member of the Company Group and the Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 ("ADEA," a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended; and all other federal, state and local laws. By signing the Agreement the Executive acknowledges that he intends to waive and release any rights known or unknown he may have against the Releasees under these and any other laws; provided, that the Executive does not waive or release claims with respect to the right to enforce the Agreement.

        B. The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the resignation thereof (each individually a "Proceeding"). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

        C. The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceedings and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). Further, the Executive understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Section 7 shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 7 of the Agreement (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

        D. The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. Notwithstanding such waiver, the Executive further acknowledges and agrees that more than twenty-one (21) days has passed since he received the Agreement containing the waivers set forth in this Section 7. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, SPECIFICALLY STEPHEN F. GOLDENBERG OF THE LAW OFFICES OF STEPHEN F. GOLDENBERG, P.A., AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS SECTION 7 AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

        E. The Executive shall have seven days from the date of his execution of the Agreement to revoke the Agreement, including the release given under this Section 7 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). Notwithstanding anything in the Agreement to the contrary, if the Executive revokes the Agreement pursuant to the preceding sentence including, without limitation, the release given under this Section 7, the Executive will be deemed not to have accepted the terms of the Agreement, no action will be required of the Company or the Executive under any Section of the Agreement, and the Agreement shall be null and void in its entirety.

        F. Notwithstanding the foregoing, the Executive does not release, discharge or waive any rights to indemnification that he may have under the By-Laws of the Company, the laws of the State of Delaware, any indemnification agreement between the Executive and the Company or any insurance coverage maintained by or on behalf of the Company.

8.     Availability of Relief

        A. In the event that the Executive fails to abide by any of the terms of the Agreement, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Agreement, without waiving the release granted herein.

        B. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement, including but not limited to his obligations under Sections 4, 5 and 6 of the Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under the Agreement, upon adequate proof of his violation of any such provision of the Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9.     280G Gross-Up Payment.

        A. If it is determined that any payment or benefit provided to the Executive under this Agreement or otherwise, whether or not in connection with a change of control (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such that the Payment would be subject to an excise tax under section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount of the Gross-Up Payment retained by the Executive after the payment of any Excise Tax and any federal, state and local income and employment tax on the Gross-Up Payment, shall be equal to the Excise Tax due on the Payment and any interest and penalties in respect of such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

        B. All determinations made pursuant to the foregoing paragraph shall be made by the Company's independent public accounting firm immediately prior to the transaction resulting in the application of section 4999 of the Code or, if such firm continues to be retained by the Company or its successor to provide any services whatsoever subsequent to such transaction, an independent public accounting firm selected by the Executive in the Executive's sole discretion (the "Accounting Firm"), which firm shall provide its determination and any supporting calculations (the "Determination") both to the Company and to the Executive within ten days of the date of the Executive's termination or any other date selected by the Executive or the Company. Within ten calendar days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The existence of any Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payments in accordance with the Determination. If there is no dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and the Executive, subject to the application of Section 9C. All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company. Within five days after the Accounting Firm's determination, the Company shall pay to the Executive the Gross-Up Payment, if any. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 9B, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

        C. As a result of the uncertainty in the application of sections 4999 and 280G of the Code, it is possible that the Gross-Up Payments either will have been made which should not have been made, or will not have been made which should have been made, by the Company (an "Excess Gross-Up Payment" or a "Gross-Up Underpayment," respectively). If it is established pursuant to (1) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (2) an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Gross-Up Payment has been made, such Gross-Up Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Gross-Up Payment and the Executive shall repay the Excess Gross-Up Payment to the Company either (i) on demand, if the Executive is in possession of the Excess Gross-Up Payment or (ii) upon the refund of such Excess Gross-Up Payment to the Executive from the IRS, if the IRS is in possession of such Excess Gross-Up Payment, together with interest on the Excess Gross-Up Payment at (X) 120% of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually for any period during which the Executive held such Excess Gross-Up Payment and (Y) the interest rate paid to the Executive by the IRS in respect of any period during which the IRS held such Excess Gross-Up Payment. If it is determined (I) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (II) pursuant to a determination by a court, or (III) upon the resolution to the Executive's satisfaction of the Dispute, that a Gross-Up Underpayment has occurred, the Company shall pay an amount equal to the Gross-Up Underpayment to the Executive within ten calendar days of such determination or resolution, together with interest on such amount at 120% of the applicable federal rate compounded semi-annually from the date such amount should have been paid to the Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 9C, until the date of payment.

10. Indemnification. The Executive shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of the Executive's position with the Company in any capacity for the period commencing on the Termination Date and ending on the third anniversary of August 4, 2003, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company's certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Termination Date, shall continue for at least six years following the third anniversary of August 4, 2003. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the Termination Date.

11.   Miscellaneous.

        A. Notices. Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

    If to the Company:

    The Sports Authority, Inc.
    1050 West Hampden Avenue
    Englewood, Colorado 80110
    Attn: General Counsel
    Telephone: (303) 200-5050

    If to the Executive:

    Martin E. Hanaka

        or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

        B. Successor. The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

        C. Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under the Agreement. Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

        D. Severability. In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

        E. Counterparts. The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

        F. Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

        G. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to the Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

        H. Governing Law/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the state of Delaware without regard to rules governing conflicts of law. Any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by arbitration in New York, New York pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

        IN WITNESS WHEREOF, the undersigned have executed the Agreement to be effective as of the date first written above.

THE SPORTS AUTHORITY, INC.
By:
Title: Chief Executive Officer Date:
EXECUTIVE
Martin E. Hanaka Date:

EXHIBIT A

[See attached]

QuickLinks

  Exhibit 10.19
AGREEMENT
  EXHIBIT A